Exhibit 99.2
ASYST TECHNOLOGIES, #11088950
Fourth Quarter 2007 Fiscal Results Conference
May 10, 2007, 2:00 p.m., PT
Chairperson: John Swenson

Operator	Good afternoon, ladies and gentlemen. Thank you for standing by. Welcome to the Asyst Technologies’ fourth quarter of 2007 fiscal year conference call. During today’s presentation all parties will be in a listen-only mode. Following the presentation the conference will be open for questions. If you have a question, please press the star key followed by the one on your touchtone phone. If you would like to decline, press the star key followed by the two. We do ask if you’re on a speakerphone that you please lift the handset before making your selection. This conference call is being recorded today, Thursday, May 10, 2007.
I would now like to turn the conference over to John Swenson of Asyst Technologies. Please go ahead, sir.
J. Swenson	Thank you. Good afternoon, everyone, and welcome to this fiscal 2007 fourth quarter conference call for Asyst Technologies. A press release detailing our results for the quarter and year ended March was distributed by business wire earlier this afternoon. The release will be posted to our website which is at www.asyst.com. To access the release, interested parties should click on the Investor Relations link followed by the Press Release link.
I need to remind you that during today’s call we will make forward-looking statements. We have no obligation to update these statements. These statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from the statements made. These risk factors are described in our most recently filed reports with the SEC as well as today’s press release.
We also will present non-GAAP financial information in this call. For a reconciliation of our non-GAAP financial information to the equivalent measures under GAAP, please refer to the press release which again is posted on our website.
Now to our conference call. Mike Sicuro, our CFO, will review financial highlights for the quarter as well as outlook. Steve Schwartz, Asyst’s CEO, will provide a strategic overview and will comment on current product and market trends. After the formal comments we will be happy to take your questions.
Now I’ll turn the call over to Mike Sicuro. Mike?

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M. Sicuro	Thanks, John, and a good afternoon, everyone. My comments today will focus on operating results for the fourth quarter and on initiatives executed over the past several weeks to continue to enhance the company’s financial model. We continue to make meaningful strides towards significantly improving the company’s earnings power regardless of where we are in the cycle and some of this will be evident in my comments on our outlook for the fiscal first quarter and beyond.
Total bookings for the quarter were $134 million, up 20% from $112 million in Q3. Bookings of AMHS products increased 20% to $84 million, up from $70 million in the prior quarter. We saw significant activity in Japan including a large DRAM project, a significant continuing expansion of an existing flash fab, an additional Phase 1 order for a large new flash fab and a large continuing expansion for a silicon wafer manufacturer.
Other large orders included continuing expansions of our largest foundry in DRAM customers in Taiwan as well as a 300 millimeter expansion for a foundry customer in China. We also booked just over $5 million of flat panel display AMHS in the quarter.
Bookings of tool and fab automation products increased 17% in the quarter to $49 million, up from $42 million in Q3. The increase was across both 200mm and 300mm tool interface products, the Spartan Sorter Software and Service. Bookings mix was as follows: 300mm, 73%; 200mm, 17%; flat panel, 4%; and service was 6%. OEMs represented 24% of bookings and the remainder or 76% of bookings came from end users.
By geography bookings distribution was as follows: North America, 15%; Japan, 50%; Taiwan, 10%, other Asia Pacific was 19%; and Europe was 6%. The company’s overall book-to-bill ratio for the quarter was approximately 1.1 and backlog as of the end of the quarter was approximately $195 million.
Net sales for the fiscal fourth quarter ended March were $127 million, up from $126 million in the fiscal third quarter. Net sales related to automated material handling systems, or AMHS, were $82 million, up 5% from $78 million in the prior sequential quarter. The increase was primarily attributable to flat panel display project activity which increased to $14 million in the quarter, up from $4 million in Q3. Net sales related to fab and tool automation solutions, which we formally referred to as ATI, were $45 million, down 6% from $48 million in the fiscal third quarter. This primarily reflects the March quarter shipment trends among our major OEM customers.
Sales mix was as follows: 300mm was 67%; 200mm was 13%; flat panel was 11%; and service, 8%. OEMs represented 24% of sales and the remainder, or 76% of sales, came from end users.

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By geography sales distribution was: North America, 18%; Japan was 40%, Taiwan, 17%, other Asia Pacific, 16%; and Europe was 9%.
Consolidated gross margin for the quarter was 32%, up 2 points from the prior sequential quarter. AMHS gross margins improved to 27% from 25% in Q3. The increase is primarily attributable to favorable project mix. Some of the increase also was attributable to the impact of completed projects that had little or no remaining cost upon recognition of final revenue. The impact of completed projects is a function of continuing cost reduction efforts that are tracking ahead of our estimates as well as the conservative bias in our cost estimation process. We will not abandon this conservative bias, but we do believe that our cost estimation accuracy is improving which we expect will reduce the margin volatility related to completed projects over time.
Gross margins on tool and fab automation solutions improved to 43%, up from an adjusted 42% in Q3. The increase was primarily attributable to favorable sales mix.
Now moving on to operating expenses. Consolidated R&D expense was $8.9 million which compares with $7.7 million in Q3. This is consistent with our planned increases in spending for new product development which we expect will lead to an annual increase in R&D of approximately 15% for the current fiscal year.
Consolidated SG&A expense was $23.6 million which compares with $21.8 million in the prior sequential quarter. Excluding the reversal of a bad debt provision in Q3, SG&A was flat quarter-over-quarter. We expect to bring SG&A down in the current quarter with further reductions over the course of the current fiscal year.
As referenced in the press release, at year end we implemented a new tax structure. This resulted in a full year tax benefit of approximately $4 million or $0.08 per share. This is all reflected in the fiscal fourth quarter GAAP and non-GAAP results. However for comparison purposes, only an estimated $0.02 of this benefit relates to the fourth quarter.
We reported net income on a GAAP basis for the quarter of $3.4 million or $0.07 a share. On a non-GAAP basis we reported net income of $8.4 million or $0.17 a share. Backing out the portion of the tax structure benefit that was attributable to the first 3 quarters of the year, in Q4 we achieved non-GAAP EPS of $0.11 a share which was in the middle of our guidance range for the quarter. For the full 2006 fiscal year our non-GAAP net income was approximately $0.55 per share which was more than double what we reported in fiscal 2006.
Now turning to the balance sheet. We ended the quarter with $100 million of cash, up from $98 million at the end of December. Total short and long term debt as of the end of the quarter was $147 million, down from $148 million

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as of the end of the prior quarter.
We reduced inventory by approximately $9 million and DSOs improved to 89 days, down from 94 as of the end of Q3.
In recent weeks we have taken actions to reduce SG&A spending including decreases in certain legal and other professional services, structuring of facilities consolidation and modestly reducing headcount. As a result of these actions we expect SG&A spending in the current year to be lower by approximately $5 to $8 million. We expect to see approximately $1 to $2 million of savings in the current quarter with an additional savings evident as we progress through the fiscal year.
The new tax structure implemented in the fourth quarter resulted in approximately $4 million of cash tax savings. We look at this as the starting point as we anticipate additional positive changes to the tax structure over the coming years to enable the company to begin to monetize its $270 million net operating loss carryforward.
Now to our outlook for the fiscal first quarter ending in June. Please take note that beginning with the June quarter we will be including stock based comp expense in our non-GAAP results and guidance. This means that stock comp expense will not be a reconciling item when we compare non-GAAP results to results under GAAP.
Although we built backlog in the last quarter, we expect sales for the first quarter to be in the range of flat to down 5%. This reflects a flat to slightly down outlook in both businesses which ultimately reflects the pace at which customers are building out their facilities.
We expect gross margins will be down by 1 to 2 points primarily as a result of mix. However, the impact of lower margin should be largely offset by the decrease in SG&A. Therefore on a GAAP basis we are guiding to a range of break even to a loss of $0.03 a share.
We anticipate reporting non-GAAP net income in the range of $0.05 to $0.08 per share and again this includes the negative impact of approximately $0.03 to $0.04 per share of stock comp expense which is consistent with our new reporting practice.
Steve will provide more color on the outlook, particularly as it relates to current demand trends in his comments. With that I’ll turn it over to Steve.
S. Schwartz	Thank you, Mike. My comments today will focus on our ongoing growth strategies and our view of the current state of the industry. We currently are pursuing 3 broad strategies to expand the company’s profitability. The first is top line growth, the second is continuing margin expansion, and the third is operating expense reduction and tax structure.

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We have 2 products, the Spartan Sorter and the Spartan EFEM, which are early in their life cycles and are just beginning to penetrate the available market. We continue to gain share with the Spartan Sorter and in 2006 achieved approximately 30% share of our served sorter market. We expect this year to achieve full commercial release of the Spartan stocker integrated sorter and are focused on gaining 8 to 10 points of sorter market share in calendar 2007.
We had 1 additional design win for the Spartan EFEM in the fiscal fourth quarter and now have 16 customers on the platform. As these customers continue to ramp their tools, we expect Spartan EFEM shipments and sales to roughly double over the next year. At that level, the Spartan EFEM still would have less than 10% share of the market for atmospheric tool front end products which includes components such as lug ports and robots.
Our success with the products so far has been among tier 2 and tier 3 OEMs that require high throughput and short cycle times and appreciate the value we add as a turnkey provider. From this platform we’re continuing to profitably grow the Spartan EFEM. However, the most significant opportunity is among tier 1 OEMs which represent unit volumes many times larger than where we are today.
The tier 1 marketplace is very price competitive, but we believe the Spartan is the right solution for many tier 1 OEMs and we currently are working a program to reduce the product cost in a way that will enable us to profitably penetrate a tier 1 account within the next year. If we’re successful, we’d be in a position to begin shipping units in volume some time in calendar 2008.
We were pleased to again be recognized by both Dataquest and VLSI as the market leader in AMHS and to validate that AMHS continues to be the largest and fastest growing segment of fab automation. Our 43% market share in the Dataquest analysis represented a 1 point increase over 2005 and we increased our lead over the number 2 players to a full 11 points of share.
In addition, when we look at all of the fab automation products sold directly to end users including sorters, auto ID and software, we again were recognized for our industry leadership with 25% share. This automation leadership position, particularly in AMHS, is a platform from which we’re launching new products and services to address the next generation requirements of our customers.
Through the integration of our product organizations we are accelerating the development and commercial release of new products that will contribute incremental sales in the current fiscal year. In addition, with the integration of our sales organization, we’re now engaged in higher level discussions with customers about multiple products and more integrated solutions. We believe this is leading to incremental market share gains in the current fiscal year and

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will gain momentum as we generate positive customer results.
We were pleased to see the increased flat panel display activity in the latest quarter. Combined with the recent bottoming of most LCD panel prices, this is another positive indicator that the FPD market is beginning to come back. We currently anticipate modest improvement in our FPD related sales in the current fiscal year, some of which is based on business we’ve already booked. Looking further out, we continue to see the potential for significant expansion in our FPD business as customers begin to move forward on new facilities.
We reported improved gross margins across the business in the fiscal fourth quarter. In tool and fab automation solutions we again performed at a very high level, delivering 43% gross margin for the quarter. Although we have the opportunity to gain an additional point or 2 from increased volume and even more favorable mix, our greatest opportunity here is to increase sales through this highly leveraged outsourced model.
In AMHS we’ve now demonstrated 2 consecutive quarters of margin improvement and again have the business performing within our current target operating range. We’re investing in R&D to extend our AMHS value proposition and further differentiate our offering from that of the competition. Our AMHS cost reduction programs are also gaining momentum, improving how we manage projects and our supply chain. We have active programs sourcing components in low cost regions. We’re preparing to outsource some subassemblies which currently are assembled in-house and we’re aggressively developing suppliers in Taiwan and Korea to provide local content in the regions where the products will ultimately be installed.
We’re also focusing on installation cost which comprises approximately 15% of our AMHS cost of sales. In the aggregate,3 we see AMHS cost savings of $5 to $10 million as a result of these programs in the current fiscal year.
Because large projects can dominate our mix in any given quarter, project mix will continue to drive some measure of margin volatility. Nonetheless, we believe that we’re back on a path of AMHS margin expansion which will be evident in the long term AMHS gross margin trend.
Finally, as Mike detailed in his comments, we’re focused on reducing SG&A and on optimizing the company’s tax structure. In the coming year a significant portion of the SG&A savings will be invested in product development which we believe will pay off through market share gains and sustainable higher margins in the future. Even so, in fiscal 2008 we expect our quarterly runrate for total operating expenses will be $1 to $2 million lower than the Q4 levels.
Our sales outlook for the current quarter is based on solid backlog in the

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AMHS business and a flat to slightly down bookings outlook in tool and fab automation solutions. We anticipate that new AMHS bookings will be soft in the current quarter, but this is not the result of any significant customer push outs. Rather, it reflects timing of customer investments that have been visible for the past several months.
Over the past 4 quarters we booked $320 million of AMHS including 8 projects of $20 million or more. We had at least 1 such project in each of those 4 quarters. In the current quarter we don’t anticipate booking anything of that size, but over the remainder of the fiscal year we expect to book at least 6 of these very large projects as well as 6 significant projects in the $10 to $20 million range. As a result, we expect to be able to sustain semiconductor AMHS sales at roughly current levels for the remainder of the fiscal year with potential upside coming from flat panel display in the second half of the year.
Regardless of the industry environment, we’ll stay focused on the investments and cost initiatives that will enable us to demonstrate a progressively more robust business model. As the clear leader in semiconductor fab automation with best of breed products, strong customer loyalty and an improving financial model we’re looking forward to a solid fiscal 2008.
Thank you again for your time today and now we’ll ask the operator to come back on so we can take your questions.
Operator	Thank you. Ladies and gentlemen, at this time we will begin the question and answer session. As a reminder, if you have a question, please press the star key followed by one on your touchtone phone. If you would like to decline, press the star key followed by two. We do ask if you’re on a speakerphone that you please lift the handset before making your selection.
Our first question comes from Brett Hodess from Merrill Lynch. Please go ahead.
T. Diffley	Good afternoon. This is actually Tom Diffley [sp] with Merrill Lynch. A couple quick questions. The first one is last quarter you talked about a substantial push out and I’m just wondering how big that was and if it was realized in the current quarter or in the reported quarter.
S. Schwartz	It came in in January actually so it didn’t happen in the December quarter. The order came in January, we got it.
T. Diffley	Okay and can you give us an idea of how big that was?
S. Schwartz	It was about $30 million.
T. Diffley	Alright. And then based on some of the OEMs’ outlook, it looks like their

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shipments are going to be up 10% to 15% in the current quarter. I’m wondering why that’s a little different than your view of being flat to down?
J. Swenson	Tom, this is John. Our biggest OEM customer actually is going to be flat on shipments. Also a number of our OEMs in earlier quarters had built some inventory. It looks like they’re getting a little leaner in their planning so although we may have some upside in our guidance, we’re trying to be conservative just as they’re being conservative with us.
T. Diffley	Okay, that makes sense. And on the flat panel side are you starting to have the initial conversations for Gen 9 and Gen 10 at this point?
S. Schwartz	Only conversations. We’re really focused on the Gen 8, but we’ve got a scalable solution. We’re focused Gen 8 but we know what conversations are going on in 9 and 10.
T. Diffley	Yeah and then just kind of curious. If you move from 8 to 9 or 10, what kind of investment is required on your side?
S. Schwartz	Tom, we’ve been running about $1 to $1.5 million a quarter in the R&D expense and we’ve spent most of the required investment to at least develop the new concept so we’d anticipate it’d be about that rate still.
T. Diffley	Okay, great. Thank you.
Operator	Thank you. Our next question comes from Timothy Arcuri with CitiGroup. Please go ahead.
B. Lee	Hey, guys. This is actually Brian Lee calling in for Tim. I had a couple of things. First a clarification. Did you say that R&D spending would be up 15% year-on-year for fiscal ‘08? Did I hear that right?
M. Sicuro	Yeah, that’s correct. This is Mike. That’s correct.
B. Lee	Okay, so if I run the math I guess it suggests your quarterly R&D run rate would be a little less than $1 million higher than what you did this quarter. First off, does that math seem to make sense and, second, how linear will this increase in R&D be through the year? Is it more back half loaded or are we going to see an uptick starting right off the bat from Q1?
M. Sicuro	You might not see a very big uptick in Q1. You might see a little bit but you’ll see more of it towards the back half of the year. Maybe just even from just Q2 on and you might even see some fluctuations. You might see a bigger expense in one quarter versus another quarter but overall you’ll see somewhere around the number that you described, netting out to about 15% again year-over-year.
M. Lee	Okay, that’s helpful. And then can you give us a little bit more color on what

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exactly it is you’re doing with the tax structure and how we should be modeling that for fiscal ‘08 given there was a pretty hefty gain here related to that item this quarter?
M. Sicuro	Sure, that’s a great question. Let me give you a little outlook on tax rates because I think that’s probably where you’re ready headed. Probably for modeling purposes you might want to consider modeling on an annual basis for the full year somewhere in the high 30%, low 40% range for taxes. Number 1, that’s going to be more back end loaded depending on earnings mix. Number 2, you’ll see some I’ll call it volatility quarter-to-quarter in the front part of the year, again depending on earnings mix and again depending on the timing of when we are able to complete the next phases of our tax planning strategies.
The tax planning strategies, they’re not basic but they’re fairly routine but have big impact to us given the nature of our business. For example, we’re looking at refinancing our debt primarily with bank debt and primarily thinking about doing it in Japan where we can get a tax benefit and a lower cost of funds.
Things of that nature along with making sure we have a balanced cost and revenue stream between our individual offshore subs are really the main cruxes of where we’re trying to drive that to reduce our tax rate and to monetize that $270 million NOL.
B. Lee	Okay, that’s helpful. Thank you. And I don’t know if I missed this or if you guys have decided to change your approach here, but are you no longer breaking out the separate P&L that you’ve done in the past for ATI and ASI?
M. Sicuro	That’s correct, yes.
B. Lee	So on a go forward basis we shouldn’t expect those?
M. Sicuro	That’s correct.
B. Lee	Okay. Any particular reason for the change?
M. Sicuro	As we’ve integrated our companies more closely, those are kind of the older ways of looking at the business. We’re much more one company today with a lot of positive cross-functional activities and efficiencies that are coming from that integration. Therefore while we report that accordingly, because that’s how we look at the business, it breaks down a little more finite internally and therefore from an external standpoint to report it on a quarterly basis and dive into the detail just doesn’t make sense for us anymore.
B. Lee	Okay, fair enough. And then last quick one if I can squeeze it in and then I’ll go away. But on stock options now that your reporting methodology is changing a little bit here in fiscal ‘08, can you give us a little more sense of

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what the stock option expense on a quarterly basis will roughly approximate? I know for Q1 you’re saying an impact of about $0.03 to $0.04. Is that going to be pretty stable throughout the year?
M. Sicuro	Yes, that’s a good number to use throughout the year.
B. Lee	Okay. Thanks a lot, guys.
Management	Thank you.
Operator	Thank you. Our next question comes from CJ Muse from Lehman Brothers. Please go ahead.
CJ Muse	Good afternoon. A couple quick questions from my end. I guess first off in terms of the Gen 5.5, are you still expecting revenues there in the calendar fourth quarter of the year?
M. Sicuro	If it’s not the fourth quarter calendar we anticipate maybe the fourth fiscal quarter, CJ, but it’s for sure at the end of our year.
CJ Muse	Okay. And then you alluded to it briefly earlier. Can you talk a little bit more about where you stand in terms of your Gen 8 Plus platform and when that will be ready for commercial use?
M. Sicuro	Yes, CJ, we think it’s ready now. We got asked to demonstrate it at 5.5 so if we weren’t clear before, the 5.5 embodies the Gen 8 technology so we scale it back down to meet the 5.5. We hope the same customer will take it when they go to Gen 8. They wanted a preview look at it anyway.
CJ Muse	And in terms of the 5.5 win, did you get the entire business or is that shared?
M. Sicuro	We got a piece of the business. We anticipate a little bit more than that again later this year.
S. Schwartz	In terms of the booking phases, CJ, we probably saw half of it booked so far. But the question are we sharing some of it with another supplier.
M. Sicuro	We’re sharing it with not somebody who does AMHS but somebody who can provide some of the hard components that we’ll integrate, CJ, stocker pieces, those kind of things.
CJ Muse	Sure, but you’re the sole provider?
M. Sicuro	Automator.
CJ Muse	Okay. I guess to go back to ATI biz. Given that you’ve been able to penetrate a few more accounts on the EFEM side and the sorter business is going pretty well and you had very strong bookings relatively speaking for that business

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in March, I’m a little surprised that you’re guiding that business down. Can you help me understand that? I guess you talked a little bit about inventory at customers, but if you can provide a little more granularity, that would be helpful.
S. Schwartz	CJ, this is Steve. As John mentioned a little bit before, we’re guiding flat to down just on a shipment base. Anything that we say down, it’s going to be modestly down, but it’s just what we see for the demand from the customers and 2 of our largest customers on the OEM side actually guided flat to down slightly so our forecast is just consistent with what they put out already.
CJ Muse	Okay and then on the SG&A side, Mike, I think you said that it would be lower by $5 to $8 million. Is that for the entirety of fiscal ‘08?
M. Sicuro	Yeah, that’s correct and we’re really looking at starting in Q1 you’ll see a decline in SG&A and hopefully a steady decline throughout the rest of the year on a quarter-by-quarter basis. So hopefully it’s not going to be flat, flat, flat down. It’ll be down, down, down more, hopefully down more.
CJ Muse	Thank you.
Operator	Thank you. The next question comes from Hari Chandra from Deutsche Bank. Please go ahead.
H. Chandra	Thank you. I may have missed this earlier, but can you give us the gross margin break out for ATI and the ASI segments?
M. Sicuro	We discussed that on the call, Hari. It was 27% in the MHS business and 43% in the tool and fab automation.
H. Chandra	Thank you. And on the new products, how much do you expect them to contribute in fiscal ‘08 and what gross margin structure do you expect from them?
S. Schwartz	Hari, probably in the range of $10 to $20 million and the gross margin structure for new products likely will be a little bit below where the company average is, but it’ll probably be in the range of 20% to 25%. There’s always additional core cost, support cost, those kinds of things on first installs and tests.
H. Chandra	And finally on SG&A, the $5 to $8 million decline year-over-year, is it on the assumption at current revenue levels?
M. Sicuro	I’m sorry. Could you repeat your question?
H. Chandra	The $5 to $8 million year-over-year in SG&A.
M. Sicuro	Yes, it’s definitely within our current revenue structure, yes.

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H. Chandra	Thank you.
Operator	Thank you. The next question comes from AJ Saproo with JP Morgan. Please go ahead.
AJ Saproo	Hello. Good afternoon. A couple of questions. On the gross margins on the AMHS business, could you give us some color on how much of it came from the percentage of completion effect in revenue recognition versus underlying mix change and also how you would guide gross margins for the rest of the year.
M. Sicuro	As it relates to the current quarter, I’m not sure if I understand your question exactly, but breaking down the improvement in gross margin some of it, a few basis points came from projects that were completed with 100% gross margin, maybe a couple hundred points plus or minus at the AMHS level. And then mix was part of the other component of the increase. Then we had some additional warranty costs for the quarter that might have offset some of those increases so that’s how the breakdown net/net is probably best reflected or best described.
As it relates going for the full fiscal year, I think right now we’re just guiding for Q1 down a point or two for the quarter. We haven’t really provided anything past that point.
AJ Saproo	Okay. And then on your products you talked about the integrated sorter/stocker product that you were looking at that would give you sort of a new market into the sorters. How’s the progress on that and should we be modeling that in as revenue at some point?
S. Schwartz	The progress from a technical standpoint is good. Customer discussion and penetration has just started now so that’ll be revenue before the end of the fiscal year. It’s probably about $1 million of revenue by fiscal year end.
AJ Saproo	Okay. Then switching gears a little bit, on the overall industry outlook you mentioned a couple of large flash fabs in Japan. I wanted to get your sense of what you think the sentiment is or how it has changed in the last 90 days or so in terms of build out of flash fabs.
S. Schwartz	The flash activity we have in Japan is pretty aggressive so we haven’t seen any slowing at all. As a matter of fact, we’ve been actively engaged in a pretty aggressive installation over the past month.
AJ Saproo	So would you say it’s unchanged or getting better at the margin?
S. Schwartz	For us unchanged, but we’ve always been on a really fast path at least for the past 6 quarters.

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AJ Saproo	Okay, that sounds good and then just one final housekeeping question. What’s your headcount?
M. Sicuro	We’re around 1,400 folks plus or minus.
S. Schwartz	Including temporary.
M. Sicuro	Including temporary. Total headcount including temporary, including part-time, etc., so that’s full time FEs.
AJ Saproo	And what’s the full time headcount?
S. Schwartz	What we report in general is about 1,400 total FEs.
AJ Saproo	Sounds good. Thanks.
Operator	Thank you. Our next question comes from Krish Sankar with Banc of America Securities. Please go ahead.
K. Sankar	Just a quick question your margin expansion. Can you quantify the incremental benefit due to restructuring and what is the timeline for it?
M. Sicuro	Is this Krish?
K. Sankar	Yeah.
M. Sicuro	One more time please, Krish?
K. Sankar	Your gross margin expansion, what is the incremental benefit due to restructuring and what is the timeline for it?
M. Sicuro	Krish, nothing in the restructuring activity related to gross margin. The previous discussions about the new organization has been more along the lines of being able to mobilize the former ATI supply chain people to work full time including ex-pat assignments in Japan to work on the AMHS supply chain and being able to accelerate that activity as a result now of being one company. Maybe that’s what you’re thinking of. And those are the timeframes that Steve talked about in his formal comments, $5 to $10 million of savings in the current year.
K. Sankar	Okay and right now both the ASI and ATI are running right on your up cycle margin target. Are there any changes to the targets right now or are you maintaining the same?
M. Sicuro	We’re maintaining those same targets and you’re correct, we are operating pretty much within the ranges that we’ve internally and externally provided.
K. Sankar	Thank you.

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Management	Thank you.
Operator	Thank you. Our next question is a follow up from Tim Arcuri. Please go ahead.
B. Lee	Hi, guys. This is Brian for Tim again. I just had a few quick follow ups. First off, I guess we’ve been hearing incrementally more in terms of order and shipment pushouts over the past couple of months, particularly from a large microprocessor company and a major foundry. So I’m wondering are you guys seeing any hesitation on the part of your customers in the AMHS biz here relative to maybe what you were seeing 2 or 3 months ago?
S. Schwartz	Brian, this is Steve. We’re paying close attention to it, but one of the things that we’ve always experienced as a necessary condition for tool installation is that the mature handling system is in place. We can feel from one of those customers about a month move right now, but that’s in the normal course of any movement sometimes because riggers or facilities might not be ready, but no major push right now.
B. Lee	So at most you’re saying you might see things moving around by a month?
S. Schwartz	That’s what we have right now.
B. Lee	Okay and then maybe just a housekeeping question. What was book-to-bill in the quarter and would you expect it to be above parity in Q1?
S. Schwartz	It was 1.1 in the quarter. It’ll be below 1 in Q1.
B. Lee	Below 1 in Q1 and if I wanted to dig down a little bit further, for ASI would it also be below 1?
S. Schwartz	Yes, it will.
B. Lee	Okay. Thanks a lot, guys.
Operator	Thank you. Our next question comes from Glen Primack with Broadview Advisors. Please go ahead.
G. Primack	Good afternoon. I’m wondering what you’re seeing in China these days and then is there more 300mm activity potential there or is it going to be more like 200?
S. Schwartz	Hi, Glen. Actually the 300mm activity started picking up last quarter so that’s a plus. There’s generally a lot of 200mm activity that’s percolating. It’s been at a pretty steady level, it’s running in the $6 to $8 million per quarter range. Actually toward the second half of the year we’re looking for some flat panel business in China.

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J. Swenson	Glen, this is John. Just one other anecdote. Eighteen months ago we talked about basically one 300mm customer in China and now there’s 4, so clearly an increase in activity.
G. Primack	And that would be both I guess SMIC and the government as well has some projects. Is that fair to assume or is that mainly ...?
J. Swenson	And a number of other suppliers from Korea and North America building facilities there.
G. Primack	Okay. Thanks.
Operator	Thank you. Gentlemen, I’m showing there are no further questions. I’ll turn it back to you for closing comments.
M. Sicuro	Thank you, everyone. We look forward to speaking with your next quarter.
Operator	Thank you. Ladies and gentlemen, that will conclude today’s teleconference. We do thank you for your participation and at this time you may disconnect.

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